UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LAREDO RESOURCES CORP.
(Exact name of Registrant as specified in its charter)

Nevada	90-0822497
(State or other jurisdiction of	(I.R.S Employer
incorporation or organization)	Identification Number)

300 Jameson House, 838 West Hastings Street, Vancouver, B.C., Canada V6C 0A6
(604) 669-9000
(Address, including zip code and telephone number, of principal executive offices

Laredo Resources Corp. 2014 Employee and Consultant Equity Compensation Incentive Plan
(Full title of the plan)

Robert Gardner
300 Jameson House, 838 West Hastings Street
Vancouver, B.C., Canada V6C 0A6
(604) 669-9000
(Name, address and Phone number of agent for service)

Copies to:
Lorin A. Rosen, Esq.
LAR Law Group PC
6 Butler Court
Centereach, New York 11720
(877) 570-2620 ph/fax

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]		Accelerated filer [ ]
Non-accelerated filer [ ]	(Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of securities To be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.001 per share (1)	400,000,000 shares	$0. 006(2)	$2,400,000	$309.12

(1) Represents shares of Common Stock issuable under the Omega Commercial Finance Corp. 2013 Employee and Equity Compensation Incentive Plan. Further, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable as a result of stock splits, stock dividends or similar transactions.
(2) Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the last quoted price on the OTC Markets OTCQB tier of $0.0006 on January 23, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

              The documents containing the information specified in this Part I will be sent or given to the participants in the Laredo Resources Corp. 2014 Employee and Consultant Equity Compensation Incentive Plan (the “Plan) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 42. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registration Information and Employee Plan Annual Information.

              The Registrant will provide without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. These documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide without charge, upon written or oral request, all other documents required to be delivered to eligible participants pursuant to Rule 428(b). Any and all such requests shall be directed to:

Robert Gardner
300 Jameson House, 838 West Hastings Street
Vancouver, B.C., Canada V6C 0A6
(604) 669-900

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

              The following documents, which have been filed with the Commission, are specifically incorporated by reference in this Registration Statement:

(a)

The Registrant’s Annual Report on Form 10-K for the period ended August 31, 2013, which contains the Registrant’s audited financial statements for such period, as filed with the Commission on December 13, 2013, including Registrant’s Form 10-K/A for period ended August 31, 2013 as filed with the Commission on December 18, 2013.

(b)	All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act of 1934”), since December 31, 2012.

(c)

The description of the Registrant’s Common Stock originally contained in the Registrant’s Form S-1 (File No. 33-171457) filed with the Commission on December 29, 2010, including any amendments or reports filed for the purpose of updating such description.

              In addition, all reports and documents filed by the Registrant under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of post-effective amendment which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document (such documents and the documents enumerated above, being hereinafter referred to collectively as the “Incorporated Documents”).

              Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained therein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

              Not applicable.

Item 5. Interest of Named Experts and Counsel.

              Lorin A. Rosen, Esq. of LAR Law Group PC has passed on the legality and validity of the shares of Common Stock offered hereby for the Registrant, which is located at 6 Butler Court, Centereach, New York 11720.

Item 6. Indemnification of Directors and Officers.

              Neither the Registrant’s Articles of Incorporation nor Bylaws prevent the Registrant from indemnifying its officers and directors to the extent permitted under the Nevada Revised Statutes.

              The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Articles of Incorporation or an amendment thereto may, however, provide for greater individual liability. Furthermore, directors may be jointly and severally liable for the payment of certain distributions in violation of Chapter 78 of the Nevada Revised Statutes.

              The Nevada Revised Statutes also provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation's articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, a corporation may indemnify a director, officer, employee or agent with respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation's articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

              The foregoing summary of the Nevada Revise Statutes is qualified in its entirety by reference to the relevant provisions of RVS those Articles pertaining to Directors and Officers.

Item 7. Exemption from Registration Claimed.

              Not applicable.

Item 8. Exhibits (Filed herewith)

Exhibit No.	Description
5.1	Opinion Regarding Legality and Consent of Counsel: by Lorin A. Rosen, Esq.
10.1	Laredo Resources Corp. 2014 Employee and Consultant Equity Compensation Incentive Plan
23.1	Consent of Experts and Counsel: Independent Auditor’s Consent by De Joya Griffith & Company LLC

Item 9. Undertakings.

              The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)

That, for the purpose of determining liability of the Registrant under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Canada on January 27, 2014.

LAREDO RESOURCES CORP.

By: /s/ Robert Gardner_____________
Robert Gardner
Chief Executive Officer

              Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities listed below and on January 29, 2014.

Signature	Title	Date

Chief Executive Officer, (Principal
Officer), Chief Financial Officer,
(Principal Financial and Accounting
/s/ Robert Gardner	Officer) and Director	January 29, 2014
Robert Gardner